   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999
                                                      REGISTRATION NO. 333-88595
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            EGREETINGS NETWORK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             5947                            94-3207092
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           149 NEW MONTGOMERY STREET
                            SAN FRANCISCO, CA 94105
                                 (415) 375-4100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                GORDON M. TUCKER
                            CHIEF EXECUTIVE OFFICER
                            EGREETINGS NETWORK, INC.
                           149 NEW MONTGOMERY STREET
                            SAN FRANCISCO, CA 94105
                                 (415) 375-4100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               KENNETH L. GUERNSEY                                    JOSE F. MACIAS
                 KARYN S. TUCKER                                     BURKE F. NORTON
               ANGELIQUE C. TREMBLE                                  PABLO L. CHAVEZ
               EDWARD A. KLEINHANS                                  BROOKE D. COLEMAN
                COOLEY GODWARD LLP                           WILSON SONSINI GOODRICH & ROSATI
          ONE MARITIME PLAZA, 20TH FLOOR                         PROFESSIONAL CORPORATION
             SAN FRANCISCO, CA 94111                                650 PAGE MILL ROAD
                  (415) 693-2000                                   PALO ALTO, CA 94304
                                                                      (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

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

                                EXPLANATORY NOTE

     The sole purpose of this post-effective Amendment No. 1 is to refile Exhibits 10.10 and 10.11 to the Registration Statement. No changes have been made to the Registration Statement other than to Item 16 (Exhibits and Financial Statement Schedules) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The Registrant hereby modifies Item 16 of Part II of the Registration Statement for the purpose of refiling the following exhibits:

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
10.10**    Content Provider and Distribution Agreement between
           Egreetings and Gibson Greetings, Inc., as amended on
           September 30, 1999.
10.11**    Agreement between Hotmail Corporation and Egreetings, as
           amended through August 1998.

-------------------------
** Confidential treatment has been requested for portions of this document. The information omitted pursuant to such confidential treatment request has been filed separately with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 16th day of December, 1999.

                                          Egreetings Network, Inc.

                                          By:    /s/ ANDREW J. MOLEY
                                          --------------------------------------
                                                     Andrew J. Moley
                                                Chief Financial Officer

         SIGNATURES                        TITLE                    DATE
         ----------                        -----                    ----
*                                Chief Executive Officer,     December 16, 1999
-----------------------------   Principal Executive Officer
      Gordon M. Tucker                 and Director

/s/ ANDREW J. MOLEY              Senior Vice President and    December 16, 1999
-----------------------------    Chief Financial Officer,
Andrew J. Moley                 Principal Financial Officer
                                 and Principal Accounting
                                          Officer

*                                        Director             December 16, 1999
-----------------------------
Stewart Alsop

*                                        Director             December 16, 1999
-----------------------------
Charles A. Holloway

*                                        Director             December 16, 1999
-----------------------------
Brendon S. Kim

*                                        Director             December 16, 1999
-----------------------------
Peter Nieh

*                                        Director             December 16, 1999
-----------------------------
Frank J. O'Connell

*                                        Director             December 16, 1999
-----------------------------
Lee Rosenberg

  *By: /s/ ANDREW J. MOLEY
-----------------------------
      Andrew J. Moley
      Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
10.10**    Content Provider and Distribution Agreement between
           Egreetings and Gibson Greetings, Inc., as amended on
           September 30, 1999.
10.11**    Agreement between Hotmail Corporation and Egreetings, as
           amended through August 1998.

-------------------------
** Confidential treatment has been requested for portions of this document. The information omitted pursuant to such confidential treatment order has been filed separately with the Securities and Exchange Commission.